EXPLORATION AND PURCHASE OPTION AGREEMENT, ENTERED INTO BY AND BETWEEN MINERA CASCABEL S.A. DE C.V., HEREINAFTER REFERRED TO AS "CASCABEL", REPRESENTED BY ING. PORFIRIO CESAR AUGUSTO PADILLA LARA, AND MINERA LOS LAGARTOS, S.A. DE C.V, HEREINAFTER REFERRED TO AS "LAGARTOS", REPRESENTED BY MS. GUADALUPE YEOMANS OTERO, AND MAG SILVER CORP., HEREINAFTER REFERRED TO AS “MAG”, REPRESENTED BY MR. DAVE PEARCE, IN ACCORDANCE WITH THE FOLLOWING REPRESENTATIONS AND CLAUSES:

REPRESENTATIONS AND WARRANTIES

I.

CASCABEL, through its representative, Mr. Porfirio Cesar Augusto Padilla Lara states that:

a)

That its principal  is a commercial company organized and existing under the laws of the Mexican Republic, whose main purpose is the development, exploration, and exploitation   of minerals, in accordance with the Mexican Republic Mining Law and its Rules in effect (the "Mining Law"), as provided in the public deed N° 4971, granted on June 02, 1997, before Mr. Prospero Ignacio Soto Wendlant, Notary Public N° 5 of Hermosillo, Sonora duly registered before the Public Register of Commerce of Hermosillo, Sonora on N° 14221, volume 179 and duly registered before the Public Register of Mining on N° 170, page 192 front and back, volume XXXIV of the Mining Companies File; on November 17 of 1997.

b)

It is the legal and only concessionary of the rights derived from the mining concessions described below, located in the municipalities of Buenaventura, Chihuahua, hereinafter referred as the "MINING LOTS":

NAME

TITLE

AREA

TYPE  OF CONCESION

Don Jose

204115

1640 ha

Exploration

Don Jose II

207171

2462.9828 ha

Exploration

Don Jose III

209292

78.7872 ha

Exploration

Don Jose III Fracc.2

209293

32.7879 ha

Exploration

Don Roberto

208893

453.4431 ha

Exploration

Don Jose IV (Reducción)

218474

348.5547 ha

Exploration

Don Jose V

212878

47.7166 ha

Exploration

Cinco de Mayo

216086

65 ha

Exploration

c)

The MINING LOTS are legal and in force mining exploration concessions in accordance with the laws of the Mexican Republic, and are clear of any lien and/or limitation of ownership and in full compliance with its obligations in accordance with the Mining Law in force, including but not limited to the filing of the corresponding annual mining reports of proof of works and payment of governmental fees (derechos mineros), and with respect to the application for concessions same are regular and in compliance with all legal requirements to become mining concessions.

d)

CASCABEL has not transferred, sold, pledged or promised to transfer, sell, pledge or grant any right over the rights derived from the MINING LOTS and that it has not acquired any obligation before third parties which may hinder the execution of this Agreement;

There is no claim or challenge against the ownership of the MINING LOTS nor, to its knowledge there are no outstanding agreements or options to acquire or purchase the Concession Rights to the MINING LOTS or any portion thereof.

e)

That the conditions regarding and related to the MINING LOTS and the operations related to same are in full compliance with governing laws in environmental matters, including, but not limited to, matters related to the storage and disposal of wastes;

f)

There are no current orders or requirements existing related to environmental matters for which any restoration, work, construction, expenses with respect to the MINING LOTS and to the operations related thereto are requested, nor has CASCABEL received any notice related to the foregoing, nor does there exist any basis on which such orders or requirements could be issued;

g)

CASCABEL is not aware of any material fact or circumstance which has not been disclosed to MAG which should be disclosed in order to prevent the representations and warranties in this section from being misleading or which may be material to MAG's decision to enter into this Agreement and acquire an interest in the MINING LOTS;

h)

All exploration information and data, including, but not limited to, geological, geophysical and geochemical information related to the MINING LOTS with respect to which CASCABEL has knowledge has been provided to MAG; allowing MAG, to verify that the information given is true, clear and concise, otherwise, CASCABEL grants the right to MAG to renegotiate the terms of this AGREEMENT.

i)

CASCABEL has paid in full, all and each one of the amounts of money, derived from the employer-worker responsibilities, that it has incurred with its employees and any other benefits derived from the employment agreements and Federal Labor Law, and therefore, there is no existing responsibility or any labour trial in process of any kind, filed against it that could affect the MINING LOTS. Likewise, it states that it has fully complied with all the tax laws, specifically with the provisions of the Income Tax Law and the Social Security Law when applicable;

j)

The power of attorney by which its representative, Ing. Porfirio Padilla Lara, represents it, as attested through Public Deed No. 11,163, dated March 26, 2002, granted before Mr.Prospero I. Soto Wendlandt, Notary Public No. 5for the City of Hermosillo, Sonora. Such Public Deed was registered before the Public Registry of Commerce of the City of Hermosillo, Sonora, under number 23162, volume 823, dated June 17, 2003.

II.

LAGARTOS, through its representative Ms. Guadalupe Yeomans Otero states that:

a)

It is a commercial company organized and existing under the laws of the Mexican Republic, whose main purpose is the development, exploration, exploitation and beneficiation of minerals, in accordance with the Mining Law, as provided in the public deed N° 10,450, volume 310, granted on September 07, 2001, before Mr. Prospero Ignacio Soto Wendlant, Notary Public N° 5 of Hermosillo, Sonora, duly registered before the Public Register of Commerce of Hermosillo, Sonora in Book 1, Entry N° 21166, volume 661 on November 26, 2001, and duly registered before the Public Register of Mining in N° 108, page 54 front and back, volume XXXVII of the Mining Companies File on December 14, 2001.

b)

It has complete power and authority and legal and economic ability to enter into this Agreement and to carry out and perform all of its obligations and duties hereunder;

c)

The above written representations and warranties of CASCABEL are conditions upon which LAGARTOS relied in entering into this Agreement and shall continue in effect even after the acquisition of any right in respect of the MINING LOTS by LAGARTOS hereunder; and

d)

The power of attorney by which its representative, Ms. Guadalupe Yeomans Otero, represents it, as attested through Public Deed No. 10,450, dated September 7, 2001, granted before Mr. Prospero Ignacio Soto Wendlandt, Notary Public No. 5 for the City of Hermosillo, Sonora, has not been cancelled or revoked in any manner.

III.

MAG, through its representative Mr. Dave Pearce states that:

a)

It is a commercial company organized and existing under the laws of the province of British Columbia, Canada, which was originally incorporated under the corporate name MEGA CAPITAL INVESTMENTS INC., as evidence in deed number 583882, dated June 28, 1999;

b)

It changed its corporate name from MEGA CAPITAL INVESTMENTS INC, into MAG SILVER CORP, as evidence in deed number 583882, dated April 22, 2003.

c)

It has complete power and authority and legal and economic ability to enter into this Agreement and to carry out and perform all of its obligations and duties hereunder;

d)

The above written representations and warranties of CASCABEL are conditions upon which MAG relied in entering into this Agreement and shall continue in effect even after the acquisition of any right in respect of the MINING LOTS by LAGARTOS hereunder; and

e)

The power of attorney by which its representative, Mr. Dave Pearce represents it, has not been cancelled or revoked in any manner.

In consideration of the before mentioned, the parties agree as follows:

CLAUSES

1.

DEFINITIONS

1.1

Unless otherwise required, the following words and expressions in this Agreement shall have the following meanings:

(a)

"Acceptance Date" shall mean the date this Agreement is accepted by the TSX Venture Exchange;

(b)

"Affiliate" shall mean any company or other form of enterprise that directly or indirectly controls, is controlled by, or is under common control with, any party to this Agreement. For the purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, agreement, voting trust or otherwise;

(c)

"Agreement" shall mean this Exploration and Purchase Option Agreement, together with its Schedules and amendments thereto;

(d)

 “CASCABEL” shall mean the commercial company organized and existing under the laws of the Mexican Republic, whose main purpose is the development, exploration, exploitation and benefit of minerals, in accordance with the Mining Law, as provided in the public deed N° 4971, granted on June 02, 1997, before Mr. Prospero Ignacio Soto Wendlant, Notary Public N° 5 of Hermosillo, Sonora duly registered before the Public Register of Commerce of Hermosillo, Sonora on N° 14221, volume 179 and duly registered before the Public Register of Mining on N° 170, page 192 front and back, volume XXXIV of the Mining Companies File; on November 17 of 1997.

(e)

“Commercial Production” shall mean the commercial exploitation of ore, but does not include milling for the purpose of testing or milling or leaching by a pilot plant or during the initial tune-up period of the plant. Commercial Production will be deemed to have commenced on the earlier of: 1) the first day of the month following the first period of sixty (60) consecutive calendar days during which ore has been processed through a plant whether located on or off the MINING LOTS and whether owned by LAGARTOS or engaged by LAGARTOS on a custom-milling basis at an average rate of not less than eighty five (85%) percent of the rated capacity of such plant, if the plant is dedicated to milling more than 95% of ores from the MINING LOTS; or 2) the first day of the month following the sixth consecutive month of beneficiating ores from the MINING LOTS.  In the event that the MINING LOTS provides less than 95% of the feed for said LAGARTOS or custom milling facilities, “Commercial Production” shall be deemed to have commenced on the first day of the month following the fourth consecutive month of beneficiating ores from the MINING LOTS;

(f)

“Concession Rights” shall mean the mining concession rights to explore the MINING LOTS;

(g)

"Dollars" and "$" shall mean lawful currency of the United States of America, except for those cases in which other currency is specifically referred to;

(h)

"Exchange" shall mean the TSX Venture Exchange;

(i)

"Execution Date" shall mean the execution date of this Agreement;

(j)

“Expenditures” shall mean all costs, expenses, obligations and liabilities of whatever kind or nature, spent or incurred directly or indirectly by LAGARTOS in connection with the acquisition, maintenance (including taxes), exploration and development of the MINING LOTS, including a charge for management and other general or indirect costs, equal to ten per cent (10%) of all other Expenditures;

(k)

"Facilities" shall mean all surface roads, all mines, structures and physical plants,

including but not limited to, all pits, shafts, haulageways and other underground workings, and all buildings, physical plants and other structures, fixtures and improvements, and all other property, whether fixed or movable, as the same may exist at any time in or outside the MINING LOTS if for the benefit of same;

(l)

“LAGARTOS” shall mean the commercial company organized and existing under the laws of the Mexican Republic, whose main purpose is the development, exploration, exploitation and benefit of minerals, in accordance with the Mining Law, as provided in the public deed N° 10,450, volume 310, granted on September 07, 2001, before Mr. Prospero Ignacio Soto Wendlant, Notary Public N° 5 of Hermosillo, Sonora, duly registered before the Public Register of Commerce of Hermosillo, Sonora in Book 1, Entry N° 21166, volume 661 on November 26, 2001, and duly registered before the Public Register of Mining in N° 108, page 54 front and back, volume XXXVII of the Mining Companies File on December 14, 2001;

(m)

"MAG" shall mean the commercial company organized and existing under the Company Act (British Columbia) under incorporation number 583882 on April 21, 1999;

(n)

"Minerals" shall mean all ores, metals, tailings, concentrates and other mineral products produced from the MINING LOTS;

(o)

“Mineral Specimens” shall mean mineral crystals, either free-standing or encased in matrix, destined for marketing as mineral specimens rather than metallurgical extraction of their metallic components and shall include decorative rock specimens and lapidary materials including faceting or polishing rough;

(p)

“MINING LOTS” shall mean the mining lots referred to in Representation I.b) above;

(q)

“Net Smelter Returns” or “NSR” shall have the meaning set out in Schedule A to this Agreement;

(r)

”Operator” shall mean the individual or entity in charge to conduct or to contract a third party to conduct the exploration or exploitation of the MINING LOTS;

(s)

"Option" shall mean the exclusive and irrevocable purchase option granted by CASCABEL to LAGARTOS, pursuant to Section 2.3 of this Agreement, to acquire a one hundred percent (100%) right and interest in the MINING LOTS;

(t)

"Option Exercise Period" shall mean the period of sixty (60) months which commences on the Acceptance Date; and

(u)

“Royalty" shall mean the royalty described in section 3.1.

2.

EXPLORATION RIGHTS AND PURCHASE OPTION

2.1

CASCABEL hereby grants to LAGARTOS the exclusive and irrevocable right to explore the MINING LOTS, and grants to it the exclusive and irrevocable Option to acquire a one hundred percent (100%) right and interest in the MINING LOTS, free and clear of any lien or limitation of ownership, except for the NSR requirements set out in section 3.1 below, in consideration for the following:

(a)

LAGARTOS shall pay and deliver to CASCABEL the following payments (the "Payments") by way of cash or certified cheque or bank draft on or before the due date:

(i)

The amount of $25,000.00 (twenty-five thousand Dollars 00/100) plus the corresponding Value Added Tax (“IVA”) within five (5) business days after the Acceptance Date;

(ii)

The amount of $75,000.00 (seventy-five thousand Dollars 00/100) plus the corresponding IVA not later than twelve (12) months after the Acceptance Date (the “Second Payment”);

(iii)

The amount of $125,000.00 (one hundred twenty-five thousand Dollars 00/100) plus the corresponding IVA not later than twenty-four (24) months after the Acceptance Date (the “Third Payment”);

(iv)

The amount of $175,000.00 (one hundred seventy-five thousand Dollars 00/100) plus the corresponding IVA not later than thirty-six (36) months after the Acceptance Date (the “Fourth Payment”);

(v)

The amount of $250,000.00 (two hundred fifty thousand Dollars 00/100) plus the corresponding IVA not later than forty-eight (48) months after the Acceptance Date (the “Fifth Payment”);

(vi)

The amount of $350,000.00 (three hundred fifty thousand Dollars 00/100) plus the corresponding IVA not later than sixty (60) months after the Acceptance Date (the “Sixth Payment”);

(b)

LAGARTOS agrees to incur annual exploration Expenditures on the MINING LOTS, as follows:

(i)

The amount of $100,000.00 (One hundred thousand Dollars 00/100) within twelve (12) months following the Acceptance Date;

(ii)

The cumulative amount of $300,000.00 (Three hundred thousand Dollars 00/100) within twenty-four (24) months following the Acceptance Date;

(iii)

The cumulative amount of $500,000.00 (Five hundred thousand Dollars 00/100) within thirty-six (36) months following the Acceptance Date;

(iv)

The cumulative amount of $750,000.00 Seven hundred and fifty thousand Dollars 00/100) within forty-eight (48) months following the Acceptance Date; and

(v)

The cumulative amount of $1’000,000.00 (One million Dollars 00/100) within sixty (60) months following the Acceptance Date.

The parties hereto agree that up to 50% of the payments, mentioned in section (a) above,

                        could be made through contributions in shares of MAG at the average price of MAG shares for the 30 calendar days preceding payment, in the understanding that the payments referred to in this Clause will be made by MAG in name and on behalf of LAGARTOS.

The above notwithstanding, the parties hereby agree that the sole beneficiary of the rights and obligations over the MINING LOTS described herein, once the Option has been exercised, will be LAGARTOS and that the obligations assumed by MAG under this Agreement with respect to the acquisition of the MINING LOTS are exclusively being made in name and on behalf of LAGARTOS for its own benefit.

c.

Subject to compliance with applicable securities laws, MAG will issue 75,000 (Seventy-five thousand) shares of its common stock (the "Shares") to CASCABEL within five (5) business days after the Acceptance Date, in the understanding that such shares are being issued by MAG in the name and on behalf of LAGARTOS and hereby constitute a part of the consideration described this section 2.1.

2.2

With the exception of the payment referred to in section 2.1.(a)(i), all Payments, and Expenditures set out in section 2.1 above are optional for LAGARTOS and MAG, and as a consequence, they are not bound to make such Payments nor incur any of the Expenditures on the understanding that if LAGARTOS does not make any one of the Payments, or does not incur the aforementioned Expenditures, the Option will terminate and consequently, in accordance with section 6 below, LAGARTOS and MAG will not have any further obligations nor rights with regard to the MINING LOTS, and CASCABEL will be entitled to keep all Payments made by LAGARTOS or MAG up to that date.

2.3

At any time during the Option Exercise Period, LAGARTOS may exercise the Option, and for this purpose it must be in full compliance with its obligations outlined in section 2.1 above at the time of exercise and pay the balance outstanding such that the total Payments to CASCABEL amount to $1,000,000.00 (One Million Dollars 00/100) and Share issuances amounting to 75,000 Shares (collectively, the “Option Price”).

2.4

From the Acceptance Date and during the Option Period, LAGARTOS will be the operator of the MINING LOTS and shall determine and control, at its discretion, all programs of exploration and development on the MINING LOTS. CASCABEL hereby guarantees LAGARTOS the use and peaceful occupation of the MINING LOTS. During the Option Period, CASCABEL will not interfere in any way in the operations carried out by LAGARTOS within the MINING LOTS.

2.5

LAGARTOS is authorized to carry out investigations, including drilling, geological, geophysical, geochemical studies and work of any other nature, including technical studies on the MINING LOTS. LAGARTOS is also empowered to take samples and/or bulk samples of Minerals from the MINING LOTS for assaying, metallurgical, and other testing.

2.6

Subject to the assumption of environmental and other liability by another person or persons conducting exploration as described in Section 2.8, as of the Acceptance Date and during the Option Exercise Period, LAGARTOS shall remain in compliance with obligations according to applicable Mexican laws, including but not limited to, environmental, labor, water rights and the Mining Laws and any costs to elevate the MINING LOTS to exploitation status at the applicable times. LAGARTOS shall be responsible for mining rights payments and taxes with respect to the MINING LOTS and all subsequently acquired claims as well as to prove exploration works/labors. LAGARTOS binds itself to maintain the MINING LOTS in good standing, free and clear of any lien or limited ownership and to defend the rights of same. Until LAGARTOS has exercised the Option, LAGARTOS will provide to CASCABEL all data for filing necessary calendar year work confirmations as required by the Mining Law. Semi-annually, At the request of CASCABEL, LAGARTOS shall also provide CASCABEL with data showing that it has complied with the obligations imposed under the Mining Law with respect to the MINING LOTS.

2.7

CASCABEL will cooperate and will use its best efforts to carry out all acts necessary to permit LAGARTOS to comply with the obligations derived from the mining concessions which cover the MINING LOTS, according to the mining legislation in effect.

2.8

LAGARTOS may hire CASCABEL, to carry out exploration work on the MINING LOTS, and unless both parties decide otherwise, LAGARTOS, or through third party contractors to whom free access to the MINING LOTS shall be allowed and whose identity will be made known to CASCABEL, will lead the exploration efforts. The person or persons who carry out the exploration efforts will assume any labor and environmental liability that may arise from its activities on the MINING LOTS.

2.9

CASCABEL principals shall have visitation, publication, and research rights and access to the MINING LOTS during the term of this Agreement as long as it does not interfere materially with production provided that they have first entered into written confidentiality agreements with LAGARTOS in a form satisfactory to LAGARTOS. CASCABEL must inform in writing to LAGARTOS the date and time in which such visits shall be made.

2.10

Simultaneously to the exercise of the Option by LAGARTOS in accordance with section 2.1 or section 2.3 above, CASCABEL is obligated to transfer the MINING LOTS complying with the formalities provided by legislation in effect, including the ratification of the corresponding agreement before a Public Notary, official recording and registration of the applicable documents.

2.11

In case for any reason CASCABEL does formalize the transfer of the MINING LOTS CASCABEL agrees that the power of attorney established in Schedule “B” hereto, shall be effective. CASCABEL agrees to formalize in Public Deed, such power of attorney within the five (5) calendar days following the Acceptance Date, provided that any failure by CASCABEL to comply with this obligation is not derived from breach of any of the obligations undertaken by LAGARTOS in this agreement..

3.

ROYALTIES

3.1

LAGARTOS is bound to pay CASCABEL a non-dilutable royalty (the "Royalty") equal to 2.5% of the NSR obtained from the MINING LOTS.

3.2

LAGARTOS will pay to CASCABEL the applicable Royalty within 60 calendar days after the end of every calendar quarter based on the payments actually received by LAGARTOS during that quarter. To every payment LAGARTOS will attach a statement that shows the Royalty calculation. CASCABEL will give LAGARTOS a receipt on payment of each Royalty, which must comply with all tax formalities under Mexican law.

3.3

CASCABEL may assign and/or divide its Royalty in whole or in part to its shareholders and/or their heirs at any time without restriction. CASCABEL shall notify LAGARTOS in writing within thirty (30) calendar days of any such assignment and all subsequent Royalties shall be paid directly to the assignees. This right shall not be subject to the restrictions set out in Clause 12 below.

4.

COLLECTION RIGHTS

4.1

CASCABEL shall have the exclusive rights to collect and market Mineral Specimens, mineral crystals, rock specimens and lapidary materials from the MINING LOTS, providing said activity does not materially interfere with exploration or exploitation on the MINING LOTS.  This shall not in any manner limit LAGARTOS’s or the mine operator’s ability to take routine outcrop or mine samples of any kind.  These exclusive collecting and marketing rights shall continue on the same basis once Commercial Production is initiated if the Operator agrees to allow collecting at all. Should the Operator terminate CASCABEL’s collecting privileges, for reasons other than demonstrable malfeasance or negligence on CASCABEL’s part, and later decide to reinitiate them, then CASCABEL’s rights as outlined above shall be reinstated. CASCABEL’s personnel shall be permitted access to so collect and given access to mining equipment and facilities to do so as long as it does not interfere materially with production from the MINING LOTS. The first 200 kg of specimens may be removed by CASCABEL from the MINING LOTS annually at no cost to CASCABEL. It is anticipated that the maximum amount of specimens collected will not exceed 2000 kg per year or as otherwise agreed by the parties. Any amounts in excess of 200 kg of specimens shall be sold by CASCABEL with 25% of the profit from said sales being credited to LAGARTOS against NSR payments due to CASCABEL under section 3.1. In order to maintain specimen market value, CASCABEL shall have sole discretion regarding rate and location of specimen sales. CASCABEL shall cooperate with LAGARTOS in arranging a public museum donation program in accordance with a policy agreed to by LAGARTOS and CASCABEL.

5.

AFTER ACQUIRED PROPERTY / REDUCTION OR ABANDONMENT.

5.1

During the term of this Agreement, all property acquired by LAGARTOS, CASCABEL or any of their Affiliates adjoining, or within the borders of the MINING LOTS shall become part of the MINING LOTS and included under this Agreement. For these purposes, such property shall need to be located within 5 kilometres of the borders of the MINING LOTS.

5.2

If during the term of this Agreement, LAGARTOS decides or considers convenient to reduce, abandon, divide or rectify, or well, change in any way the status of the exploitation of the MINING LOTS, any cost that could be incurred for such event, shall be paid only by LAGARTOS.

Prior to the reduction or abandonment of the MINING LOTS, LAGARTOS, and only if LAGARTOS has not exercised the Option, shall inform of its intention to and shall request CASCABEL its authorization, which shall have a term of 30 (thirty) calendar days after the date of receipt of the corresponding notification, in order to declare whatever is applicable under the law. Otherwise, LAGARTOS may proceed to reduce or abandon the MINING LOTS. Upon the exercise of such right, it will be understood that the reduced or abandoned portion of land shall not be considered as part of the MINING LOTS.

6.

TERMINATION

6.1

At any time prior to the exercise of the Option, LAGARTOS may elect to waive the Option and terminate this Agreement by (a) not complying with the obligations provided in section 2.1 of this Agreement and, (b) not remedying such non-compliance pursuant to section 7.1, and in such case, the act of non-compliance will itself be the formality required to terminate this Agreement.  However, LAGARTOS will continue to be bound to pay taxes over the MINING LOTS for the following semester and LAGARTOS must give notice within 60 (sixty) calendar days prior to the deadline of a Payment mentioned in section 2.1(a) above or be responsible for making that Payment.  Upon the waiver of the Option and termination of this Agreement by LAGARTOS in such manner, CASCABEL will thereupon have the right to repossess the MINING LOTS, and LAGARTOS will have no further rights or obligations related to same except with respect to any environmental liabilities, including but not limited to environmental rehabilitation and restoration, stemming from its activities on the MINING LOTS subject to the provisions of Section 2.8.

6.2

Except as provided in section 6.1 above, in the event this Agreement for any reason terminates prior to the exercise of the Option, there will not be any penalty to LAGARTOS, who will be authorized to remove within ninety (90) calendar days all its equipment, material, machinery and other facilities that belong to it, provided that it does not damage the MINING LOTS, on the understanding that such facilities, equipment and material shall be the sole and exclusive property of LAGARTOS.

6.3

On termination or abandonment, LAGARTOS must have performed sufficient assessment work to satisfy the applicable government work commitment costs on the MINING LOTS through to the end of the tax period during which the MINING LOTS is returned to CASCABEL.

6.4

If LAGARTOS terminates this Agreement, it shall:

(a)

give a true and complete copy of all its data and reports, including but not limited to geological, geochemical, geophysical, engineering and all technical reports respecting the MINING LOTS to CASCABEL within sixty (60) calendar days of termination; and

(b)

transfer to CASCABEL at no cost, the rights to any other properties held by it within the internal boundaries of the MINING LOTS.  CASCABEL shall have thirty (30) calendar days to determine if it wishes to assume the additional properties as aforesaid and shall notify LAGARTOS accordingly.

7.

NON-COMPLIANCE

7.1

Notwithstanding any provision to the contrary in this Agreement, if any party (the "Non-Complying Party") is in a state of non-compliance with any obligation provided for in this Agreement, the party affected by such non-compliance (the "Affected Party") shall give notice ("Notice of Non-Compliance") to the Non-Complying Party, specifying the non-compliance, in order that:

(a)

within thirty (30) calendar days following reception of the Notice of Non-

            Compliance regarding failure to effect payment of the amounts to be paid under the terms of this Agreement, the non-complying Party effects them;

(b)

within a period of thirty (30) calendar days following reception of the Notice of Non-Compliance for a reason other than non-payment in accordance with paragraph (a) above, the Non-Complying Party remedies any breach which may be easily remedied within such period; or

(c)

in the event that the non-compliance is of such nature that it cannot be easily remedied within the period referred to paragraph (b) above, the Non-Complying Party shall commence the necessary actions to remedy it, which shall occur within one hundred and twenty (120) calendar days following the Notice of Non-Compliance.

7.2

The Affected Party shall be empowered, upon notice to the Non-Complying Party, to seek any remedy applicable to such non-compliance, without prejudice to rescission of this Agreement and to apply for compulsory compliance with the obligations of the other party and to apply for payment of corresponding damages.

8.

FORCE MAJEURE

8.1

LAGARTOS and MAG shall not be responsible for failure to comply with their obligations under this Agreement due to a cause beyond their control, such as acts of God or force majeure, each of which being referred to as an "Event derived from Act of God or Force Majeure", including without limitation, acts of God, fire, storm, flood, explosions, strikes, lockouts and other industrial disturbances, acts of public enemies, war, whether declared or not, disturbances, revolts, laws, regulations and orders from Government authorities including the departments of protection of the environment and material and supplies not available to LAGARTOS due to strikes or other causes not under LAGARTOS´s or MAG's control.

8.2

All terms provided in this Agreement shall be extended for a period equivalent to the delay which has been caused by an Event derived from Act of God or Force Majeure under the terms of section 8.1 above.

8.3

The party who is in the situation provided for in section 8.1 of this Agreement shall make reasonably diligent efforts to minimize the negative effects of any Event derived from Acts of God or Force Majeure and, if possible, will comply with its obligations in an appropriate manner.

9.

CONFIDENTIALITY

9.1

Unless approved by the other parties, such approval not to be unreasonably withheld, all information and data with respect to the MINING LOTS provided under the terms of this Agreement during the Option Exercise Period shall be kept confidential, subject to the right of any of the parties to provide such information (including the initial information provided by CASCABEL to LAGARTOS) when required by law or regulatory authorities, including but not limited to stock exchanges, LAGARTOS´s shareholders, MAG's shareholders or their respective affiliates.

10.

NOTICES

10.1

Any notice, instruction or any other communication required, which is made under this Agreement, shall be made in writing and delivered to the other party, or sent by means of courier, in any case, to the following addresses:

(a)

If to LAGARTOS, to:
Avenida Trece No. 100
Col. Bugambilias
Hermosillo, Sonora, MEXICO
C.P. 83140
Attention: Guadalupe Yeomans Otero
Telephone: 011-52(62)15 74 77
Fax No.: 011-52(62)15 86 22

(b)

If to MAG, to:
800-409 Granville St.
Vancouver, British Columbia
V6C 1T2  CANADA
Attention: Dave Pearce
Telephone: (604) 922-0010
Fax No.: (604) 922-6674

(c)

If to CASCABEL, to:
Avenida Trece No. 100
Col. Bugambilias
Hermosillo, Sonora, MEXICO
C.P. 83140
Attention: Ing. Porfirio Padilla Lara
Telephone: 011-52(62)15 74 77
Fax No.: 011-52(62)15 86 22

With a copy to IMDEX Incorporated
P.O. Box 65538
Tucson, Arizona
85728 USA

or in case courier services used:
5800 North Camino Escalante
Tucson, Arizona 85718
Attention: Dr. Peter MEGAW
Phone: 520-529-2231
Fax: 520-797-3955

10.2

Any notice, instruction or any other communication delivered, whether in person or by courier, shall be considered effectively delivered and received on the day on which it has been delivered.

10.3

Either party may give to the other, at any time, notice of change of address, and from the time of such notice, the address or addresses indicated in the notice shall be considered as the address of the party who gave the notice for the purposes of this Agreement.

11.

CASCABEL RIGHT OF FIRST REFUSAL

11.1

LAGARTOS may not assign any right or obligations with respect to this Agreement to any individual or corporation or entity, with a market capital or with a net value under C$100 (one hundred million dollars 00/100 Legal currency of Canada), unless it is its Affiliate, unless the right, title or interest to be assigned, sold or transferred has first been offered to CASCABEL on the same terms and conditions, stated in cash or its equivalent, payable in cash within 30 calendar days from acceptance, as contained in a bona fide arm´s length offer received from, or made by LAGARTOS to a third party wishing to acquire such right, title or interest, and if CASCABEL has not, within a period of thirty (30) calendar days from its receipt of such offer from LAGARTOS, accepted said offer, LAGARTOS may complete such transaction with such third party within a period of sixty (60) calendar days following the expiry of the thirty (30) calendar day period upon the terms and conditions of said offer, failing which such right, title or interest must again be offered to CASCABEL. Any dispute as to the cash equivalent of such an offer will be finally resolved by the auditors appointed by both parties. In the case that both parties are not able to reach an agreement, then the parties may refer the determination of any difference to an independent, licensed auditor to be appointed by the President for the time being of the Colegio de Contadores, in Mexico. The independent, licensed auditor shall act as expert and not as arbitrator and his decision shall be final and binding. If CASCABEL accepts LAGARTOS' offer, it will have a further thirty (30) calendar days from such acceptance to complete such offer from LAGARTOS.

11.2

In the case of any transfer to a third party in accordance with section 11.1, such third party must enter into a written agreement with CASCABEL, in form satisfactory to CASCABEL, agreeing to be bound by the terms and conditions of this agreement.

12.

LAGARTOS RIGHT OF FIRST REFUSAL

12.1

Subject to section 3.3, CASCABEL and its assignees pursuant to section 3.3 may not assign, sell, transfer or otherwise howsoever dispose of any of its right, title or interest in or to, or grant to any party any right or option to acquire any of the CASCABEL´s right, title or interest in or to, this Agreement or the MINING LOTS or, following the exercise of the Option, CASCABEL´s Royalty interest unless and until the right, title or interest to be assigned, sold or transferred has first been offered to LAGARTOS on the same terms and conditions, stated in cash or its equivalent, payable in cash within 30 calendar days from acceptance, as contained in a bona fide arm´s length offer received from, or made by CASCABEL to a third party wishing to acquire such right, title or interest, and if LAGARTOS has not, within a period of thirty (30) calendar days from its receipt of such offer from CASCABEL, accepted said offer, CASCABEL may complete such transaction with such third party within a period of sixty (60) calendar days following the expiry of the thirty (30) calendar day period upon the terms and conditions of said offer, failing which such right, title or interest must again be offered to LAGARTOS.  Any dispute as to the cash equivalent of such an offer will be finally resolved by the auditors appointed by both parties. In the case that both parties are not able to reach an agreement, then the parties may refer the determination of any difference to an independent, licensed auditor to be appointed by the President for the time being of the Colegio de Contadores, in Mexico. The independent, licensed auditor shall act as expert and not as arbitrator and his decision shall be final and binding. If LAGARTOS accepts CASCABEL's offer, it will have a further thirty (30) calendar days from such acceptance to complete such offer from CASCABEL.

12.2

In the case of any transfer to a third party in accordance with section 12.1, such third party must enter into a written agreement with LAGARTOS, in form satisfactory to LAGARTOS, agreeing to be bound by the terms and conditions of this agreement.

13.

GENERAL PROVISIONS

13.1

If any term of this Agreement is not strictly applied, or either of the parties consents to any action carried out by the other party, or waives any provision provided herein, the said waiver or omission shall not be considered as a permanent waiver of the said provision and its exercise shall only be considered waived or omitted on that occasion, without being considered as a waiver or excuse for any past or future compliance.

13.2

Each of the parties undertakes from time to time to carry out acts and execute documents which are necessary, as may be reasonably required, for the purpose of properly complying with the terms of this Agreement, on the understanding that this section 13.2 shall not constitute any obligation of parties to grant guarantees.

13.3

Without the prior written consent of the other parties, none of the parties shall use the name of the other for any purpose related to the MINING LOTS whether directly or indirectly, except when so required by this Agreement or any securities regulatory authority, the rules of any stock exchange or by any law, statutory requirement or regulation.

13.4

This Agreement may only be amended by agreement in writing entered into between the parties.

13.5

This Agreement shall enure to the benefit of and be binding upon the parties and their respective successors and assigns.

13.6

This Agreement shall be interpreted in accordance with the laws of the Republic of Mexico. The competent tribunals of México City shall be competent to deal with any litigation, dispute or claim arising from or related to this Agreement, for which the parties expressly waive any jurisdiction which may apply to them by virtue of their present or future domicile.

13.7

If any one of the provisions of this Agreement are invalid, illegal or not enforceable in any manner, they shall not affect the validity, legality and enforceability of the remaining parts or sections of this Agreement.

14.

ACCEPTANCE FOR REGISTRATION

14.1

This Agreement shall be registered in the Public Register of Mining and for that purpose the parties shall cooperate in obtaining said registration within 15 calendar days of the execution of this Agreement.

15.

LABOR RELATIONSHIPS.

15.1

In no case shall LAGARTOS be considered as a mandatary or agent of CASCABEL with respect to the personnel hired by CASCABEL. Likewise, in no case shall CASCABEL be considered as a mandatary or agent of LAGARTOS with respect to the personnel hired by LAGARTOS.

15.2

Each of the parties shall be responsible for the payments of salaries, quotes, indemnification, professional risks or any other obligation or benefit derived from the Federal Labor Law, the Social Security Law, the National Fund Housing Institute for Workers (INFONAVIT) and the Saving System for the Retirement (SAR), or any other applicable law, regarding the workers or employees hired by either of them to carry out the works in the MINING LOTS, without considering LAGARTOS or CASCABEL, as the case may be, as direct or substitute employers. Likewise, both parties agree that this Agreement does not constitute any kind of association or labor relationship between LAGARTOS and CASCABEL.

15.3

Both parties agree to indemnify and hold free and harmless the other party from any claim derived from their corresponding employer-worker obligations, in which they could have been involved, including the contractors or consultants hired by each one of the parties.

16.

EXECUTION IN COUNTERPARTS

16.1

This Agreement may be signed in counterparts and, when each party has executed a counterpart, each of such counterparts shall be deemed to be an original and all of such counterparts when taken together shall constitute one and the same agreement.  Counterparts signed and delivered by facsimile transmission shall be deemed to be effective as if delivered in original.

This Contract is signed in quadruplicate at Hermosillo, Sonora, Mexico effective the 5th day of April, 2004.

LAGARTOS

"Ms. Guadalupe Yeomans Otero"

MINERA LOS LAGARTOS, S.A. DE C.V.

Represented by Ms. Guadalupe Yeomans Otero

CASCABEL

"Ing. Porfirio Cesar Augusto Padilla Lara"

MINERA CASCABEL S.A. DE C.V.

Represented by Ing. Porfirio Cesar Augusto Padilla Lara

MAG

"Dave Pearce"

MAG Silver Corp.

Represented by Dave Pearce

SCHEDULE A

DEFINITION OF NET

 SMELTER RETURNS OR NSR

"Net Smelter Returns" means the actual proceeds received from any mint, smelter, refinery or other purchaser for the sale of ores, metals (metals shall include bullion) or concentrates produced from the MINING LOTS and sold, after deducting from such proceeds the following charges levied by third parties to the extent that they were not deducted by the purchaser in computing payment: marketing costs; smelting and refining charges; penalties; assay costs and umpire assay costs; and costs of freight and handling of ores, metals or concentrates from the MINING LOTS to any mint, smelter, refinery, or other purchaser including costs of insurance.

The determination of "Net Smelter Returns" hereunder is based on the premise that production will be developed solely on the MINING LOTS.  If other properties are incorporated in a single mining project and metals, ores or concentrates pertaining to each are not readily segregated on a practical or equitable basis, the allocation of actual proceeds received and deductions therefrom shall be negotiated between the parties, and, if the parties fail to agree on such allocation, shall be referred to one arbitrator to be appointed pursuant to the Mexican equivalent of the Commercial Arbitration Act (British Columbia) and the arbitrator shall have reference first to this Agreement and then, if necessary, to practices used in mining operations that are of a similar nature.  The arbitrator shall be entitled to retain such independent mining consultants as it considers necessary.  The decision of the arbitrator shall be final and binding on the parties hereto.

Schedule “B”

“MINERA CASCABEL, S.A. DE C.V., grants in favor of Messrs. Porfirio Cesar Augusto Padilla Lara or Peter Kenneth McNeill Megaw, to be exercised jointly or separately, an irrevocable and inalienable special power of attorney for, in order to act in the name and behalf of the grantor as follows:

To fulfill, if it is required by MINERA LOS LAGARTOS, S.A. DE C.V., its cessionaries or assignors, or the entity or individual it appoints, with the obligations assumed by MINERA CASCABEL, S.A. DE C.V., in the Exploitation and Purchase Option Agreement (the “Agreement”) entered into by and between MINERA CASCABEL, S.A. DE C.V., as assignor of rights, and MINERA LOS LAGARTOS, S.A. DE C.V., as assignee, consisting in executing with the former the definitive Agreement regarding the following Mining Concessions, and the ones derived from them, apart from the ones referred in such Agreement:

NAME

TITLE

AREA

TYPE OF CONCESSION

Don Jose

204115

1640 ha

Exploration

Don Jose II

207171

2462.9828 ha

Exploration

Don Jose III

209292

78.7872 ha

Exploration

Don Jose III Fracc.2

209293

32.7879 ha

Exploration

Don Roberto

208893

453.4431 ha

Exploration

Don Jose IV (Reducción)

218474

348.5547 ha

Exploration

Don Jose V

212878

47.7166 ha

Exploration

Cinco de Mayo

216086

65 ha

Exploration

This power of attorney is hereby granted with the limitation that in order to exercise the authorities set forth herewith, the attorney or attorneys in fact must evidence before the Notary Public ratifying the signatures of the Agreement or granting the assignment of rights instrument regarding the rights deriving from the corresponding Mining Concessions Titles, that MINERA LAGARTOS, S.A. DE C.V. has complied with each and everyone of its obligations undertaken in the Agreement; pursuant to its terms.

As well as to, also, in the event of omission of the assignor and if it is required by MINERA CASACABEL, S.A. DE C.V., its cessionaries or assignors, the attorneys in fact devote themselves to make enforceable all the rights granted by the MINING LAW to the mining assignors and applicants of mining concessions, regarding their concessions, as well as to fulfill with the obligations on behalf of the assignees, which include, but are not limited to file the information referred to in the MINING LAW and the corresponding REGULATIONS; to file the documents evidencing the execution of the exploitation works referred to in Article 27 and other applicable of the MINING LAW and the corresponding provisions of the REGULATIONS; to file procedures of mining opposition and to carry out the administrative appeals in the terms of the MINING LAW and its REGULATIONS, and other acts which they deem advisable in accordance with said provisions, except for withdrawing or reducing surface, which may only be admissible with an authorization in writing, issued jointly by MINERA CASCABEL, S.A. DE C.V. and MINERA LAGARTOS, S.A. DE C.V., its cessionaries or assignors.

Within the scope of this special power of attorney, the attorneys in fact shall have all the authorities corresponding to a general power of attorney for lawsuits and collections, acts of administration and acts of ownership, in most ample terms of Article 2554 of the Federal Civil Code of the United Mexican States and the correlative provisions of the various Civil Codes of the States of the United Mexican States; with the sole limitation of exercising said power of attorney only in the matters related with rights derived from the Mining Concessions protecting the mining lots subject matter of the Agreement.

Due to the fact that the power of attorney stated in this notarial instrument is granted for the fulfillment of the obligations undertaken by the assignor in the Agreement, it is expressly agreed that this power of attorney is granted in an irrevocable and inalienable character, pursuant to the terms of Article 2596 of the Federal Civil Code of the United Mexican States and the correlative provisions of the various Civil Codes of all the States of the United Mexican States.

This power of attorney shall remain enforceable during the time the obligations undertaken by the assignor in the Agreement remain in full force and effect pursuant to their terms.”

MINERA CASCABEL, S.A. DE C.V. will be responsible before the MINERA LOS LAGARTOS, S.A. DE C.V. of each and all of the obligations assumed in this power of attorney by Messrs. Porfirio Cesar Augusto Padilla Lara y Peter Kenneth McNeill Megaw, if the attorney or attorneys in fact appointed herein made an improper use of the authorities granted in such power of attorney.